Exhibit 10.1

XBP EUROPE HOLDINGS, INC.
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

1.Purpose. This XBP Europe Holdings, Inc. Executive Severance and Change in Control Plan, as set forth herein or as hereafter amended from time to time (the “Plan”), is effective as of April 29, 2025 (“Effective Date”). The purpose of the Plan is to provide severance benefits under specified circumstances to certain eligible employees of XBP Europe Holdings, Inc. and its wholly-owned subsidiaries (collectively the “Company”) who are in a position to contribute materially to the success of the Company. As consideration for severance benefits under this Plan, the Participant (as defined below) shall release the Company from any and all actions, suits, proceedings, claims and demands related to employment with the Company and to the termination of such employment by signing a waiver and release document in a form provided by the Company. Such document shall include a statement that benefits under this Plan are conditioned upon the Company’s receipt of a signed release.

2.Definitions.

For purposes of the Plan, the following terms are defined as follows:

(a)“Base Salary” means the fixed annual base salary (excluding bonuses and other benefits) paid to an employee regularly each pay period for performing assigned job responsibilities.

(b)“Cause” means, as determined by the Company:

(i)the willful failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness);

(ii)the Participant’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(iii)the Participant’s willful violation of the Company’s code of conduct or any policy applicable to the Participant;

(iv)the Participant’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant’s duties; or

(v)the Participant’s conviction or plea of no contest to a felony or a crime of moral turpitude.

For purposes of this Plan, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without the reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(c)“Change in Control” shall be deemed to have occurred if:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company) is or becomes after the Effective Date the

“beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities, whether or not the Board of Directors of the Company (“Board”) shall have first given its approval to such acquisition:

(ii)individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board (where “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a two-thirds (2/3) of the directors then constituting the Incumbent Board in the ordinary course of the Company’s business; or whose election or nomination for election was previously so approved); or;

(iii)the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30% of the combined voting power of the Company’s then outstanding securities; or

(iv)the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

provided, that with respect to any non-qualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in subsection (i), (ii), (iii) or (iv) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)“Change in Control Period” means the period beginning on the date of a Change in Control and ending 24 months after such Change in Control.

(e)“Change in Control Severance Benefits” means the severance pay and benefits set forth in Section 5 of this Plan.

(f)“Participant” means an employee (i) who serves as an officer of the Company on the Effective Date and is subject to Section 16 of the Exchange Act or (ii) who is selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to be eligible for severance benefits under this Plan as a person in a position to contribute materially to the success of the Company and is notified of such participation in writing.

(g)“Good Reason” for voluntary termination of employment means that the Company: (i) materially breaches its obligations to pay any salary, benefit, or bonus due to a Participant or otherwise materially breaches any material term of this Plan; (ii) requires the Participant to relocate more than 50 miles from the Participant’s principal place of employment;

(iii) assigns to the Participant duties inconsistent with the Participant’s position, significantly alters the nature or status of the Participant’s responsibilities, or causes a material diminution in the Participant’s authority, reporting structure, or title; (iv) reduces the Participant’s Base Salary and/or target bonus opportunity( including long term incentive opportunities), except for across-the-board reductions similarly affecting all management personnel of the Company provided that no such reduction exceeds 15% of the Participant’s Base Salary or target bonus opportunity; (v) materially reduces or eliminates the Participant’s health insurance, retirement benefits, or other material employee benefits, without providing a substantially equivalent replacement; (v) is unable to reasonably accommodate the Participant’s condition Following the Participant becoming unable to perform the essential functions of their position due to physical or mental health reasons, or (vi) fails to have any successor assume and perform the obligations under this Plan substantially in the same manner and to the same extent that the Company would be required to perform. In the event of any of (i), through (vi), the Participant must provide written notice to the Plan Administrator (as defined below) detailing the basis for Good Reason within 60 days following the initial occurrence of the event constituting Good Reason. The Company shall have 30 days after receipt of such notice to cure the event. If the Company does not cure the event within the 30-day cure period, the Participant’s termination for Good Reason must occur within 90 days after the expiration of the cure period. If the Participant does not terminate within such period, Good Reason with respect to such event shall be deemed waived.

(h)“Severance Benefits” means the severance pay and benefits set forth in Section 4 of this Plan.

3.Participation. Each Participant shall be eligible for severance benefits pursuant to, and subject to the terms of, Section 4 or Section 5, below. For the avoidance doubt, an employee of the Company who would otherwise qualify as a Participant but who as of the Effective Date is entitled to in the aggregate more favorable severance benefits pursuant to a separate severance benefit arrangement, change in control severance agreement, employment agreement or other written agreement with the Company or who following the Effective Date negotiates an agreement with respect to such terms (whether or not such terms are in the aggregate more favorable) shall not be eligible for severance benefits under this Plan.

4.Severance Benefits. Any Participant whose employment with the Company is involuntarily terminated by the Company without Cause, other than a termination that occurs within a Change in Control Period, shall be eligible for Severance Benefits under this Section 4, provided the Participant has returned a signed general release of all claims, substantially in the form attached hereto as Exhibit A (the “Release”), to the Company within the time period requested by the Company and has not revoked the Release within the time permitted under the terms of the Release or any applicable state and federal laws. The Release may be revised from time to time to comply with applicable law or to reflect changes made to the Company’s standard form of general release of all claims for all Participants. The Company shall provide the form of Release for signature to the Participant no later than the Participant’s termination date. Regardless of whether a Participant signs and returns a Release, a Participant shall be entitled to receive (1) within 10 business days following the effective date of such Participant’s termination of employment (or such earlier date as required by applicable law) the payment of that portion of the Participant’s Base Salary accrued through the date of termination to the extent not previously paid, any annual bonus earned during the prior fiscal year but not yet paid to the Participant, any incurred but unreimbursed expenses owed to the Participant in accordance with the Company’s policy, and any accrued but unused vacation pay owed to the Participant in accordance with the Company’s policy (the “Accrued Obligations”) and (2) all amounts arising from the Participant’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Other Benefits”).

(a)Severance Pay. The severance pay to which a Participant is eligible pursuant to this Section 4 shall be a payment equal to the sum of (i) 12 months’ Base Salary and (ii) 100% of the Participant’s target annual bonus for the performance period during which the termination of employment occurs. The payment described in this Section 4(a) shall be paid to the eligible Participant in a lump sum within 30 days after the effective date of the Participant’s termination of employment, except to the extent payment is required to be delayed pursuant to Section 11, and provided that if such 30-day period straddles two consecutive calendar years, payment shall be made in the second of such years.

(b)Continued Benefits. In the event the Participant elects COBRA coverage, the Company will pay 100% of the COBRA premium cost and reimburse up to $5,000 for out-of-pocket medical expenses for the Participant and such dependent(s) as are designated as of the termination date for 18 months, or until the Participant becomes eligible for benefits through another employer, whichever is earlier. To the extent that the Participant becomes eligible for benefits through another employer during this time, the Participant shall give prompt written notice to the Company, no later than 30 days after the Participant becomes eligible for such benefits.

(c)Accelerated Vesting of Equity and Long-Term Incentive Awards. Any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units and any other equity-based or long-term cash-based awards held by the Participant that are subject only to service or time-based vesting conditions (and not performance-based vesting conditions) and that would have vested during the 12-month period following the Participant’s termination will vest as of the day immediately preceding the effective date of the Participant’s termination of employment. Any unvested equity-based or long-term cash-based awards held by the Participant that are subject to any performance-based vesting conditions shall become vested on a prorated basis, based on the portion of the performance period that has elapsed prior to the date of termination, determined in accordance with the Company’s administrative practices, and shall be paid at the time such award would have been paid to the Participant had he or she remained employed through the end of the applicable performance period, based on actual performance during such performance period. Any stock options or stock appreciation rights held by the Participant shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date. Notwithstanding the foregoing, in the event an equity-based or long-term cash-based award agreement or the plan pursuant to which an equity-based or long-term cash-based award was granted provides for more favorable treatment of such awards upon a Change in Control or Participant’s termination of employment, nothing in this Plan is intended to limit the Participant’s right to such more favorable treatment as provided in such award agreement or plan, but this Plan shall supersede any less favorable vesting therein.

(d)Death of Participant. If a Participant dies after signing the Release and prior to receiving Severance Benefits to which he or she is entitled pursuant to the Plan, payment shall be made to the beneficiary designated by the Participant to the Company or, in the event of no designation of beneficiary, then to the estate of the deceased Participant.

(e)Outplacement Benefit. The Company shall provide standard outplacement services at the expense of the Company from an outplacement firm selected by the Company. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination.

5.Change in Control Severance Benefits. Any Participant whose employment with the Company is involuntarily terminated by the Company without Cause or whose employment is voluntarily terminated by the Participant for Good Reason, in either case during a Change in Control Period, shall be eligible for the Change in Control Severance Benefits under this Section 5, provided the Participant has returned a signed Release to the Company within the time period requested by the Company and has not revoked the Release within the time permitted under the terms of the Release or any applicable state and federal laws. Change in Control Severance Benefits payable pursuant to this Section 5 shall be in lieu of any Severance Benefits which accrue under Section 4 of this Plan. Regardless of whether a Participant signs and returns a Release, such Participant shall be entitled to receive all Accrued Obligations and Other Benefits.

(a)Severance Pay. The amount of severance pay for which a Participant is eligible hereunder shall be a payment equal to the sum of (i) 24 months’ Base Salary and (ii) 200% of the Participant’s target annual bonus for the performance period during which the termination of employment occurs. Additionally, the Participant shall receive a payment equal to the Participant’s target annual bonus under the Company’s annual incentive plan for the then current fiscal year, prorated based on the portion of the performance period that has elapsed prior to the date of termination. The severance pay payable pursuant to this Section 5(a) shall be paid to an eligible Participant in a lump sum issued within 30 days after the effective date of the Participant’s termination of employment, except to the extent payment is required to be delayed pursuant to Section 11, and provided that if such 30-day period straddles two consecutive calendar years, payment shall be made in the second of such years.

(b)Continued Benefits. In the event the Participant elects COBRA coverage, the Company will pay 100% of the COBRA premium cost and reimburse up to $5,000 for out-of-pocket medical expenses for the Participant and such dependent(s) as are designated as of the separation date for 18 months, or until the Participant becomes eligible for benefits through another employer, whichever is earlier. To the extent that the Participant becomes eligible for benefits through another employer during this time, the Participant shall give prompt written notice to the Company, no later than 30 days after the Participant becomes eligible for such benefits.

(c)Accelerated Vesting of Equity and Long-Term Incentive Awards.

(i)Any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other equity-based awards held by the Participant that are subject only to service and time based vesting conditions (and not performance-based vesting conditions) will vest as of the day immediately preceding the effective date of the termination of the Participant’s employment and, to the extent applicable, will become exercisable, and any restrictions or conditions on such equity-based awards shall immediately lapse and be deemed satisfied. Any stock options or stock appreciation rights held by the Participant shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.

(ii)Upon the occurrence of a Change in Control, each Participant shall, with respect to all outstanding, unvested performance units and any other equity-based and long-term cash-based compensation awards subject to performance-based vesting criteria that are held by such Participant immediately prior to the Change in Control, be deemed to have satisfied any performance-based vesting criteria at the target level of performance, and following the Change in Control any such awards shall continue to vest based upon the time or service-based vesting criteria, if any, to which the award is subject; provided that in the case of performance-based awards, if actual performance as of the date of the Change in Control is tracking above target, vesting will reflect such performance, as reasonably determined by the Plan Administrator.

(iii)If the Participant’s employment terminates in accordance with the terms and conditions of this Section 5 after such Change in Control, such performance-based awards shall become immediately and fully vested, and shall be paid to the Participant not later than 30 days after the date of such termination.

(iv)Notwithstanding the foregoing, in the event an equity-based or long-term cash-based award agreement or the plan pursuant to which an equity-based or long-term cash-based award was granted provides for more favorable treatment of such awards upon a Change in Control or Participant’s termination of employment, nothing in this Plan is intended to limit the Participant’s right to such more favorable treatment as provided in such award agreement or plan, but this Plan shall supersede any less favorable vesting therein.

(d)Death of Participant. If a Participant dies after signing the Release and prior to receiving Change in Control Severance Benefits to which he or she is entitled pursuant to the Plan, payment shall be made to the beneficiary designated by the Participant to the Company or, in the event of no designation of beneficiary, then to the estate of the deceased Participant.

(e)Outplacement and other Benefits. The Company shall provide standard outplacement services at the expense of the Company from an outplacement firm selected by the Company. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination. In addition, the Company shall reimburse up to $5,000 in documented mental health services, executive coaching, or financial planning expenses incurred by the Participant within 12 months of the separation date.

6.No Duplication of Benefits. This Plan supersedes any and all prior policies or practices in effect from time to time relating to severance, separation or termination pay for the Participant. The acceptance of any Severance Benefits or Change in Control Severance Benefits under this Plan shall constitute a waiver of any severance pay or other severance benefits the Participant would have been entitled to under any prior policies or practices, any employment or other agreement between the Company and the Participant, and under any other severance policy of the Company.

7.Funding. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Benefits or Change in Control Severance Benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive Severance Benefits or Change in Control Severance Benefits under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

8.Taxation. All Severance Benefits and Change in Control Severance Benefits shall be subject to federal, state and local tax deductions and withholding for the same.

9.Non-Exclusivity of Rights. The terms of the Plan shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Company to the Participant, except for severance benefits under any other policy or arrangement and such other rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Company shall be payable in accordance with the terms of such policy or program.

10.Amendment and Termination. This Plan may be amended or terminated by the Committee acting in its sole discretion at any time; provided that unless the affected Participant consents to an amendment or termination in writing: (i) no Plan termination or amendment that adversely affects the rights of a Participant shall take effect until 12 months after the Company provides written notice of such termination or amendment to the affected Participant, (ii) the Plan shall not be terminated or amended in a manner that adversely affects the rights of a Participant during a Change in Control Period or for 6 months following the end of such period and (iii) no such termination or amendment shall adversely affect the rights of any individual who is then entitled to receive Severance Benefits or Change in Control Severance Benefits at the time of such amendment or termination.

11.Compliance with IRC Section 409A. This Plan is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to a Participant pursuant to this Plan are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation§1.409A-2(b)(2). In the event the terms of this Plan would subject a Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Participant shall cooperate diligently to amend the terms of this Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Plan. To the extent any amounts under this Plan are payable by reference to a Participant’s “termination of employment,” such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, if a Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of such Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Plan would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death. Any reimbursement or advancement payable to a Participant pursuant to this Plan or otherwise shall be conditioned on the submission by the Participant of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Participant not later than the last day of the calendar year following the calendar year in which the Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan or otherwise shall not be subject to liquidation or exchange for any other benefit.

12.Parachute Payment Matters.

(a)Notwithstanding any other provision of this Plan, if by reason of Section 280G of the Code any payment or benefit received or to be received by a Participant in connection with a Change in Control or the termination of the Participant’s employment (whether payable pursuant to the terms of this Plan (“Plan Payments”) or any other plan, arrangements or agreement with the Company or an Affiliate (as defined below) (collectively with the Plan Payments, “Total Payments”)) would not be deductible (in whole or part) by the Company, an Affiliate or other person making such payment or providing such benefit, then the Plan Payments shall be reduced and, if Plan Payments are reduced to zero, other Total Payments shall be reduced (first, by reducing payments to which Treas. Reg. § 1.280G-1 Q&A 24(a) applies (“Full Value Payments”), and second, by reducing payments to which Treas. Reg. § 1.280G-1 Q&A 24(c) applies; and, in each case, (i) reducing the payments furthest in time from the date of the Change in Control and (ii) in compliance with Section 409A of the Code) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Participant after such reduction would exceed the net after-tax benefit received by the Participant if no such reduction was made. The foregoing determination and all determinations under this Section 12 shall be made by the Accountants (as defined below). For purposes of this Section 12, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.

(b)For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to the date of payment of any Plan Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Plan Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants; and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 12, the term “Affiliate” means the Company’s successors, any Person whose actions result in a Change in Control or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Company within the meaning of Section 1504 of the Code and “Accountants” shall mean the Company’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). All fees and expenses of the Accountants shall be borne solely by the Company.

13.Administration

(a)This Plan shall be interpreted and administered by the Chief Executive Officer of the Company (the “Plan Administrator”), who shall have complete authority, in his or her sole discretion subject to the express provisions of this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan and to make all other determinations necessary or advisable for the administration of this Plan; provided, however, that the Plan Administrator must receive approval from the Committee in order to authorize severance benefits outside of the terms of this Plan to any employees covered by this Plan; and to the extent any such interpretation, determination, administration or rule shall involve a conflict of interest for the Plan Administrator, they shall to the extent applicable obtain ratification of their determinations by the Committee or delegate the same to the Committee in each case before giving effect thereto. The Plan Administrator shall be the “administrator” and a “named fiduciary” under this Plan for purposes of the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”). All questions arising in connection with the interpretation of this Plan or its administration shall be submitted to and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 13(c) hereof.

(b)The Plan Administrator may from time to time delegate any of his or her duties hereunder to such person or persons as the Plan Administrator may designate. The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary advisable for the performance of his or her duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan. All reasonable fees and expenses of such persons shall be borne by the Company.

(c)Any Participant or other person who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Plan Administrator to be payable, may file a claim in writing with the Plan Administrator, specifying the reasons for such claim. The Plan Administrator shall, within 60 days of receipt of such written claim, send a written notification to the Participant or other person Employee as to the disposition of such claim. In the event that such claim is denied in whole or in part, such written notification shall be written in a manner calculated to be understood by the claimant and shall (1) state the specific reason or reasons for the denial, (2) make specific reference to the pertinent Plan provisions on which the denial is based, (3) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (4) set forth the procedure by which the Participant or other person may appeal the denial of such claim. The Participant or other person (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Plan Administrator within 60 days after receipt of such denial. Such Participant or other person (or his or her duly authorized representative) may, upon written request to the Plan Administrator, review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time but in no event more than 120 days after such receipt), the Plan Administrator shall notify the Participant or other person of the final decision with respect to such claim. Such final decision shall be in writing and shall include specific reasons for such decision, written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provisions on which such decision is based.

14.Non-Assignability. Severance Benefits and Change in Control Severance Benefits pursuant to the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Benefits or Change in Control Severance Benefits under this Plan.

15.Termination of Employment. Nothing in the Plan shall be deemed to entitle a Participant to continued employment with the Company, and the rights of the Company to terminate the employment of a Participant shall continue as though the Plan were not in effect.

16.General Provisions.

(a)A Participant shall not be entitled to any severance pay, notice pay or other similar benefits by virtue of this Plan except as provided in this Plan. Subject to the foregoing, all rights of a Participant under any employee benefit plan maintained by the Company shall be determined in accordance with provisions of such plan.

(b)A Participant shall not be required to seek other employment or otherwise mitigate the severance benefits provided under this Plan, and such benefits shall not be reduced by any compensation or benefits received from any subsequent employment.

(c)If the Company is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law or by contract to provide advance notice or separation (“Notice Period”), then any Severance Benefits or Change in Control Severance Benefits hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

(d)Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Plan Administrator and all other parties with respect thereto.

(e)This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(f)The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

(g)If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

(h)Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address or by email to the recipient’s email address as set forth in the records of the Company.

(i)This Plan shall be administered on a calendar year basis.

(j)This Plan shall be governed by, and construed and enforced in accordance with (1) ERISA and all applicable rules and regulations thereunder and (2) the internal laws of the State of California (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control.

(k)Severance Benefits or Change in Control Severance Benefits under the Plan shall be subject to any policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee, including, without limitation, any policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of these Acts which policy is incorporated into this Plan.

(l)A Participant shall be entitled to reimbursement of its own costs and expenses, including legal fees, that may be incurred in good faith in enforcing Participant’s rights under this Plan.

Exhibit A

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (the “Agreement”) dated as of _____________ is entered into by and between _____________ (hereinafter referred to as “Executive”) and [XBP Europe Holdings, Inc. ], its [parents,] affiliates, and subsidiaries (hereinafter referred to as the “Company”). Throughout this Agreement, Executive and the Company may be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.	Executive has been employed by the Company. Executive’s last day of employment by the Company will be ______________ (the “Separation Date”).

B.Executive is a Participant in the Company’s Executive Severance and Change in Control Plan (the “Plan”).

C.Executive and the Company wish to enter into an Agreement to set forth all of the Separation Benefits payable pursuant to the terms of the Plan and to clarify and resolve any potential or actual disputes that may exist between them arising out of the employment relationship and termination thereof, and any continuing obligations of one Party to another following the end of the employment relationship.

D.In consideration of the Company’s agreement to pay Executive the Separation Benefits (as defined below), Executive agrees to waive any and all rights Executive may have in potential or actual actions, suits, proceedings, claims, and demands against the Company, directly or indirectly, except for those rights provided in this Agreement and Executive’s continuing right to enforce the terms and provisions of this Agreement against the Company.

E.The Company has advised Executive of Executive’s right to consult an attorney at Executive’s own expense prior to signing this Agreement and has provided Executive with 21 calendar days in which to consider this Agreement and seek legal assistance. Executive has either consulted an attorney of Executive’s choice or voluntarily elected not to consult legal counsel and understands that except for Executive’s rights preserved, and provided for above and elsewhere in this Agreement, Executive is waiving all potential or actual actions, suits, proceedings, claims, and demands against the Company and its agents.

F.This Agreement is not and should not be construed as an admission or statement by either Party that it or any other party has acted wrongfully or unlawfully. Both Parties expressly deny any wrongful or unlawful action and enter into this Agreement for the sole purpose of addressing any potential or actual issues between them.

G.The Effective Date of this Agreement is defined in Paragraph 11(d) herein. Each of the covenants and obligations set forth herein is contingent upon the occurrence of the Effective Date.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual rights and obligations contained below, the Parties agree as follows:

1.Employment Ending Date. Executive’s employment with the Company will terminate on the Separation Date. Executive will have no further employment duties or responsibilities to the Company after the Separation Date.

2.Payments and Benefits. In full satisfaction of Executive’s rights under the Plan and in exchange for the promises contained in this Agreement, and so long as Executive does not revoke this Agreement, Executive shall receive the Severance Benefits or Change in Control Severance Benefits as defined in and in accordance with the Plan, as applicable (the “Separation Benefits”), and further described on Schedule 1 hereto. Executive agrees to indemnify and hold the Company harmless from and against any potential or actual actions, suits, proceedings, claims, and demands for any non-payment of taxes by Executive. In addition to the Separation Benefits set forth above, Executive will receive all Accrued Obligations and Other Benefits, as defined in the Plan, separate and apart from this Agreement.

3.Valid Consideration. The Parties hereto acknowledge and agree that Executive’s right to be paid the Separation Benefits identified in Paragraph 2 is expressly conditioned on Executive signing this Agreement and not thereafter revoking this Agreement. The Parties further acknowledge and agree that the mutual promises and covenants contained herein constitute good, valid, and sufficient consideration for this Agreement.

4.Return of Company Property. Executive covenants, represents, and warrants to the Company that by the Separation Date, Executive will return to the Company any and all materials and property of the Company of any type whatsoever (including, without limitation, any vehicles and vehicles’ keys, mobile phones, office or other keys, access cards, identification badges, computer equipment, correspondence, tangible proprietary information or intellectual property, documents, records, notes, contracts, and other confidential or proprietary materials) that are in Executive’s possession or control.

5.Confidentiality and Fiduciary Duties. Executive acknowledges and agrees that Executive remains bound by all confidentiality, proprietary information, non-competition, non-solicitation, and similar agreements previously entered into with the Company, and further remains subject to any fiduciary duties owed to the Company, to the extent applicable following the termination of Executive’s employment.

6.Non-Disparagement.

(a)Executive shall not disparage the Company, its officers, directors, independent contractors, and employees.

(b)The Company will respond to requests for information from prospective employers by stating Executive’s dates of employment and position held.

(c)Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or retaliation or any other conduct that Executive has reason to believe is unlawful.

7.General Release of Claims. Executive expressly waives any and all claims against the Company and releases it including, without limitation, each of its officers, directors, partners, members, stockholders, managers, employees, consultants, agents, insurers, attorneys, parent and subsidiary corporations, and representatives (the “Company Releasees”), from any and all claims, demands, lawsuits, causes of action, obligations, and liabilities of whatever kind, which Executive may have or thinks Executive may have against the Company Releasees or any of them based upon events or facts arising at any time on or before the Effective Date of this Agreement including, but not limited to, claims that relate to Executive’s employment, compensation, and/or the separation of employment with the Company. Executive agrees this General Release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay; claims of wrongful denial of insurance and employee benefits; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress, or other common law or tort matters; claims of harassment, retaliation, or discrimination based on age, race, color, religion, sex, national origin, ancestry, physical or mental disability, legally protected medical condition, genetic information, marital or family status, sexual orientation, gender identity or expression, union activity, military status or veteran status, or any other status protected by law; claims based upon the California or United States Constitutions; any claims based on alleged restrictions on the Company’s right to terminate, not to hire or promote employees, or on the Company’s ability to change an employee’s compensation or other terms and conditions of employment; and claims based on any federal, state, or local law including, without limitation: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act, 29 U.S.C. § 206(d)(1); the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act; the Labor Management Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act (“WARN”); the California WARN Act; the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act, the California Constitution; the California Industrial Welfare Commission Wage Orders; and the California Government Code, as well as any amendments to those laws. Executive expressly understands that among the various claims and rights being waived by Executive in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and in that regard, Executive specifically acknowledges that Executive has read and understands the provisions of Paragraph 11 below before signing this Agreement.

8.Exclusions From General Release/Additional Protections. Excluded from the General Release above are: (i) rights and claims which cannot be waived by law including claims for Workers’ Compensation, unemployment compensation, and accrued and vested retirement benefits; (ii) claims arising after the Effective Date of this Agreement; and (iii) claims for breach of the Agreement. Neither the General Release above nor anything else in this Agreement limits Executive’s rights to file a charge with an administrative agency (such as the U.S. Equal Employment Opportunity Commission), provide information to an administrative agency, or participate in an agency investigation. The exclusions and protections contained in this Paragraph 9 override any language to the contrary in any other part of this Agreement. Executive is, however, waiving all rights to receive money or other individual relief in connection with an administrative charge or investigation, regardless of whether that charge or investigation was initiated by Executive, on Executive’s behalf, on behalf of a group or class to which Executive purportedly belongs, or otherwise, provided, however, that Executive may accept bounty money properly awarded by the U.S. Securities and Exchange Commission.

9.Release of Unknown Claims. It is the intention of Executive and the Company that this Agreement is a General Release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Executive recognizes that Executive may have some claim, demand, or cause of action against the Company that Executive is totally unaware and unsuspecting of which Executive is giving up by execution of the General Release. It is the intention of the Executive in executing this Agreement that it will deprive Executive of each such claim, demand, or cause of action and prevent Executive from asserting it against the Company. In furtherance of this intention, Executive expressly waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (and/or other similar provision(s) of any other jurisdiction), which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or his/her settlement with the debtor or released party.”

10.Right of Revocation. In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), Executive does hereby acknowledge and agree as follows:

(a)That this Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that the Parties execute this Agreement;

(b)That this Agreement specifically applies to any rights or claims Executive may have against the Company under the federal Age Discrimination in Employment Act of 1967, as amended;

(c)That the consideration provided for in this Agreement is in addition to that to which Executive is already entitled;

(d)That this Agreement shall be revocable by Executive for a 7-day period following execution of this Agreement by Executive. Accordingly, this Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period has occurred without a revocation by Executive (“Effective Date”); and

(e)That Executive, having carefully read this Agreement and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Agreement, has been advised of Executive’s right to and has been given a chance to consult with and review this Agreement with an attorney of Executive’s choice prior to signing this Agreement, and has been given a period of 21 days within which to consider whether to sign this Agreement. In the event that Executive chooses to waive this 21-day period, Executive acknowledges that Executive was given a reasonable period of time within which to consider this Agreement and that Executive’s waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at the Company or the Company Releasees.

11.Payment of Moneys Owed. The Parties acknowledge and agree that the Company has paid Executive or shall pay Executive all wages or salary earned, including any accrued but unused or unpaid vacation pay, according to the Company’s policy and eligibility requirements, business expenses, and other benefits, if any, to which Executive was entitled during employment through the Separation Date. Executive shall provide the Company with final expense report(s) no later than 7 days before the Separation Date, and the Company shall reimburse Executive for such expenses, in accordance with the Company’s policy. Executive is entitled to this payment regardless of whether Executive signs this Agreement.

12.Section 409A. The payments made under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”). Payments made under this Agreement will be interpreted and construed, to the extent possible, to be distributed in the short-term deferral period, as defined under Treasury Regulation Section 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation Section 1.409A-1(b)(9). For purposes of this Agreement, the phrase “Separation Date” means the date in which Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), occurred. For purposes of this Agreement, each payment made and benefits provided under this Agreement is hereby designated as a separate payment and will not collectively be treated as a single payment, as provided in Treasury Regulation Section 1.409A-2(b)(2)(iii). Section 11 of the Plan is hereby incorporated herein by reference.

13.No Assignment. Executive represents and warrants that Executive has made no assignment or other transfer and covenants that Executive will make no assignment or other transfer of any interest in any Claim which Executive may have against the Company Releasees, or any of them.

14.Indemnification of Released Parties. Executive agrees to indemnify and hold harmless the Company Releasees, and each of them, against any loss, claim, demand, damages, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any breach of this release by Executive or Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any claims released hereunder; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any claims, demands, or causes of action released herein; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws, and any right of the released Parties to recover reasonable attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by any of the Company Releasees under this indemnity.

15.No On-the-Job Injury. Executive represents and warrants that Executive has not experienced a job-related illness or injury during employment with the Company for which Executive has not already filed a claim and that Executive has disclosed to the Company any pending or previously filed claim relating to an on-the-job injury or illness.

16.Cooperation. Executive agrees to cooperate fully with the Company and its subsidiaries and affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while Executive was employed by the Company; and in connection with any investigation or review by any federal, state, or local regulatory, quasi-regulatory, or self-governing authority (including, without limitation, the U.S. Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials, or other proceedings without the necessity of a subpoena, with reasonable advance notice, providing truthful testimony and taking such other actions as may reasonably be requested by of the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this Paragraph shall in all instances reasonably be subject to Executive’s other commitments. The Company agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel, and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Paragraph for which Executive has obtained prior written approval from the Company, and the Company shall pay Executive $450 per hour for any services performed by Executive at the request of the Company pursuant to this Paragraph.

17.Truthful Testimony; Notice of Request for Testimony. Nothing in this Agreement is intended to or shall preclude either Party from providing testimony that such Party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request, or other judicial, administrative, or legal process or otherwise as required by law. Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least 10 days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order, or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such Party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.

18.Non-Solicitation. During a period of two years following the Separation Date, Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise, or through any other “person” (which, for the purposes of this Paragraph, shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof): (1) solicit, encourage, or assist any employee of the Company or any affiliate of the Company to terminate his or her relationship with the Company or any affiliate of the Company; or (2) request or cause customers, suppliers, or other parties with whom the Company or any of its affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its affiliates.

19.Tax Indemnification. It is understood between the Parties that Executive has not relied upon any representation, express or implied, made by the Company or any of its representatives as to the tax consequences of this Agreement and that Executive releases the Company Releasees from any and all liability in connection with any such tax consequences. The Company’s payments to Executive described above in Paragraph 2 represent a compromise of any and all of Executive’s known or unknown claims against the Company Releasees. Executive agrees that any liability for state or federal income tax payments or penalties arising from said payments shall be Executive’s sole responsibility. Executive agrees to indemnify and to hold harmless the Company Releasees from any and all actions, claims, or demands brought by any tax or other authority based upon Executive’s tax obligations arising from payments to be made pursuant to this Agreement, and Executive agrees specifically to reimburse the Company for any taxes, interest, and penalties paid by the Company and for the costs, legal fees, and any other expenses incurred by the Company as a result of any such actions, claims, or demands.

20.Arbitration. Except for an action for injunctive relief to enforce the terms of this Agreement, any dispute concerning the application of this Agreement, and any other dispute from time to time between Executive and the Company, shall be settled by arbitration, to take place in Los Angeles, California before an arbitrator selected by the Parties. Any arbitration shall be in accordance with and under the auspices and rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for the resolution of disputes. The arbitration shall be held in accordance with the JAMS then current Arbitration Rules & Procedures. Unless otherwise provided by law, the Company shall bear 100% of the arbitration costs and fees. The decision of the arbitrator shall be final and conclusive, and the Parties waive the right to trial de novo or appeal.

21.Binding Agreement. This Agreement shall be binding upon each Party and its and his or her heirs, administrators, representatives, executors, successors, and assigns and shall inure to the benefit of the Company Releasees and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

22.Contract Interpretation. The language of this Agreement shall not be construed for or against any particular Party. The Paragraph headings are inserted as a matter of convenience and in no way define, limit, or describe the scope of such Paragraph or affect the interpretation of this Agreement. The invalidity or enforceability, in whole or in part, of any provision of this Agreement will not affect the validity or enforceability of any other provision. In the event of a conflict or inconsistency between the terms of this Agreement and any other agreement between the Parties, the terms of this Agreement shall control.

23.Entire Agreement/Survival. Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to Executive to induce Executive to sign this Agreement and that Executive only has relied on promises expressly stated herein. This Agreement sets forth the entire understanding between Executive and the Company and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Executive’s employment with the Company and the termination of the employment relationship. The provisions of this Agreement shall survive the Separation Date and the termination of Executive’s employment.

24.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflicts of law provisions.

25.Waiver. No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving Party. No such waiver waives any subsequent breach or default of the same or any other term in this Agreement.

26.No Further Amendment. No amendment or modification of this Agreement will be binding unless executed in writing by the Parties or their permitted successors or assigns. No course of conduct or course of performance under this Agreement or any other agreement between the Parties will be deemed to amend or modify this Agreement.

27.Attorneys’ Fees. Should legal action be necessary to enforce or interpret this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

28.Counterparts. This Agreement may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an. original and all of which, when taken together, shall constitute one and the same agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

The Parties have executed this Agreement, consisting of [xx] pages, including this page, as of the dates indicated below.

Dated: ___________	[XBP Europe Holdings, Inc.], the “Company”

By:
Its:

Dated: ___________	____________________________ the “Executive”